Exhibit 99.1

VETERAN MEDIA INVESTOR GORDON CRAWFORD
JOINS LIONSGATE'S BOARD OF DIRECTORS

SANTA MONICA, CA, (February 12, 2013) - Veteran media investor Gordon Crawford has joined Lionsgate's (NYSE: LGF) Board of Directors, the Company announced today. The appointment increases the size of Lionsgate's Board from 12 to 13 members.

Mr. Crawford served in various senior positions at Capital Research and Management, a privately held investment management company with more than $1 trillion in assets under management, for more than 40 years before his retirement in December 2012. He currently serves as Chairman of the Board of Trustees of the U.S. Olympic Foundation and Vice Chairman of the Paley Center for Media.

Mr. Crawford also served on the Board of Directors of Southern California Public Radio from 2000 to 2012, including a nine-year tenure as Chairman of the Board (2003-2012), as well as serving on the Board of Directors of The Nature Conservancy from 2003 to 2012, including six years as Vice Chairman of the Board (2006-2012).

“Gordy is deeply familiar with our Company and our industry, and he will bring a resonant independent voice to our Board of Directors,” said Lionsgate Chief Executive Officer Jon Feltheimer and Vice Chairman Michael Burns. “His investment track record in the media space has few peers. We have benefited from his counsel and vision during the past 13 years of our growth, and we're fortunate that he will contribute his wisdom and expertise to our corporate governance in the future.”

“I'm pleased to help Lionsgate continue to build its position as a preeminent producer and distributor of entertainment content worldwide,” said Crawford. “They remain one of the most exciting and innovative companies in the media space today.”

ABOUT LIONSGATE
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.  The Company has built a strong television presence in production of primetime cable and broadcast network series, distribution and syndication of programming and an array of channel assets.  Lionsgate currently has 26 shows on 19 networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men, Weeds and Nurse Jackie, the new comedy Anger Management, the network series Nashville, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show,

Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, the 13th highest-grossing North American release of all time, The Twilight Saga Breaking Dawn - Part 2, which has grossed more than $800 million at the worldwide box office, The Expendables 2, The Possession, Sinister, The Cabin in the Woods, Tyler Perry's Madea's Witness Protection and Arbitrage.  With the January 2012 acquisition of Summit Entertainment, the Company has now added the blockbuster Twilight Saga franchise, which has grossed more than $3.3 billion at the worldwide box office, to its current slate, giving the Company the two premier young adult franchises in the world.  Recent Summit hits include Red, Letters to Juliet, Knowing, the Step Up franchise and the Academy Award-winning Best Picture, The Hurt Locker.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses.  The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.
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For Lionsgate corporate information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

or

Kinley L. Cross
310-255-5114
kcross@lionsgate.com